Exhibit 99.1




FOR RELEASE:  IMMEDIATELY



             PRUDENTIAL BANCORP, INC. OF PENNSYLVANIA ANNOUNCES
                     POSTPONEMENT OF SPECIAL MEETING
             --------------------------------------------------


          Philadelphia, Pennsylvania (April 19, 2006) -- Prudential Bancorp, Inc. of Pennsylvania (the "Company") (Nasdaq: PBIP), the "mid-tier" holding company for Prudential Savings Bank (the "Bank"), announced today that its Board of Directors has determined to postpone the previously announced
Special Meeting of Shareholders which was originally scheduled to be held on May 26, 2006. At the Special Meeting, shareholders will be asked to consider and approve the adoption of the 2006 Stock Option Plan and the 2006 Recognition and Retention Plan and Trust Agreement (collectively, the "Plans"). The Bank is postponing the Special Meeting in order to ensure that no uncertainty exists with respect to the vote standard applicable to approval of the Plans. The Company will announce new record and meeting dates for the Special Meeting as soon as they have been established.

          Prudential Bancorp, Inc. of Pennsylvania is the "mid-tier" holding company for Prudential Savings Bank. Prudential Savings Bank is a Pennsylvania-chartered, FDIC-insured savings bank that was originally organized in 1886.
The Bank conducts business from its headquarters and main office in Philadelphia, Pennsylvania as well as five additional full-service branch offices, four of which are in Philadelphia and one of which is in Drexel Hill in Delaware County, Pennsylvania. At December 31, 2005, the Company had total assets of $447.3 million, total liabilities of $355.7 million and shareholders' equity of $91.6 million.

     Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like "believe," "expect," "anticipate," "estimate" and "intend" or future or conditional verbs such as "will," "would," "should," "could" or "may." Forward-looking statements, by their nature, are subject to risks and uncertainties. A number of factors, many of which are beyond the Company's control, could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements. The Company's reports filed from time-to-time with the Securities and Exchange Commission, describe some of these factors, including general economic conditions, changes in interest rates, deposit flows, the cost of funds, changes in credit quality and interest rate risks associated with the Company's business and operations. Other factors described include changes in our loan portfolio, changes in competition, fiscal and monetary policies and legislation and regulatory changes. Investors are encouraged to access the Company's periodic reports filed with the Securities and Exchange Commission for financial and business information regarding the Company at www.Prudentialsavingsbank.com under the Investor Relations menu. We undertake no obligation to update any forward-looking statements.

Contacts:

Thomas A. Vento, President and Chief Executive Officer, Prudential Bancorp, Inc. of Pennsylvania and Prudential Savings Bank, 215-755-1500.

Joseph R. Corrato, Executive Vice President and Chief Financial Officer, Prudential Bancorp, Inc. of Pennsylvania and Prudential Savings Bank, 215-755-1500.